SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*

                            Flextronics International
                            -------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    Y2573F102
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1334 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


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
-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 2 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL GROWTH FUND  95-4107950
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           -0-
   REPORTING PERSON WITH
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER FILED 2/97                       AMENDMENT 2/98

                                     709,540                                              788,985
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER FILED 2/97

                                     -0-
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER FILED 2/97                  AMENDMENT 2/98

                                     709,540                                              788,985
---------------------------- ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              709,540                                                                     788,985
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98

              5.3%                                                                        4.2%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 3 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (CF)   95-4107954
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER FILED 2/97            AMENDMENT 2/98

                                                709,540                                   788,985
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER FILED 2/97

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER FILED 2/97       AMENDMENT 2/98

                                                709,540                                   788,985
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              709,540                                                                     788,985
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98

              5.3%                                                                        4.2%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.Y2573F102                                                   13G                                Page 4 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS III   95-4121745
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER FILED 2/97            AMENDMENT 2/98

                                                45,291                                    50,362
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER FILED 2/97

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER FILED 2/97       AMENDMENT 2/98

                                                45,291                                    50,362
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              45,291                                                                      50,362
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98

              Less than 1%                                                                Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                            Page 4 of 20
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 5 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL VII   94-3240153
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                80,167
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                80,167
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              80,167
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 6 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SC VII-A MANAGEMENT LLC   94-3240154
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                80,167
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                80,167
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              80,167
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                            Page 6 of 20
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 7 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS VII   77-0428059
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                3,900
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                3,900
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              3,900
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 8 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA   1995       95-4546054
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                2,600
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                2,600
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,600
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 9 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER FILED 2/97            AMENDMENT 2/98

                                                754,831                                   926,014
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER FILED 2/97

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER FILED 2/97       AMENDMENT 2/98

                                                754,831                                   926,014
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              754,831                                                                     926,014
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98

              5.7%                                                                        4.9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 10 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                       -0-
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER FILED 2/97             AMENDMENT 2/98

                                               754,831                                    839,347
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER FILED 2/97

                                               -0-
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER FILED 2/97        AMENDMENT 2/98

                                               754,831                                    839,347
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              754,831                                                                     839,347
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98

              5.7%                                                                        4.5%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                            Page 10 of 20


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 11 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER FILED 2/97               AMENDMENT 2/98
BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                       36,000                                     34,566
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER FILED 2/97             AMENDMENT 2/98

                                               754,831                                    926,014
                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER FILED 2/97          AMENDMENT 2/98

                                               36,000                                     34,566
                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER FILED 2/97        AMENDMENT 2/98

                                               754,831                                    926,014
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              790,831                                                                     960,580
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98
              5.9%                                                                        5.1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                            Page 11 of 20


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 12 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              GORDON RUSSELL
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER FILED 2/97            AMENDMENT 2/98

                                                754,831                                   839,347
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER FILED 2/97

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER FILED 2/97       AMENDMENT 2/98

                                                754,831                                   839,347
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              754,831                                                                     839,347
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98

              5.7%                                                                        4.5%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 13 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER FILED 2/97            AMENDMENT 2/98

                                                754,831                                   839,347
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER FILED 2/97

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER FILED 2/97       AMENDMENT 2/98

                                                754,831                                   839,347
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON FILED 2/97     AMENDMENT 2/98

              754,831                                                                     839,347
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 FILED 2/97                  AMENDMENT 2/98
              5.7%                                                                        4.5%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 14 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Douglas Leone
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                86,667
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                86,667
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              86,667
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 15 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              J. Thomas McMurray
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                86,667
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                86,667
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              86,667
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 16 of 20 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Mark Stevens
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH
   REPORTING PERSON WITH                        -0-
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                86,667
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER

                                                86,667
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              86,667
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Less than 1%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                                            Page 16 of 20

       (a)        Name of Issuer:           Flextronics International
                                                     .
       (b)        Address of Issuer's Principal Executive Offices:
                                                     2241 Lundy Avenue
                                                     San Jose, California 95131
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital Growth Fund ("SCGF")
                                                     Sequoia Partners (CF)
                                                       ("SP(CF)")
                                                     Sequoia Technology Partners
                                                        III("STP III")
                                                     Sequoia  Capital  VII
                                                     ("SC VII")
                                                     SC  VII-A   Management  LLC
                                                     ("SC VII-A")
                                                     Sequoia Technology Partners
                                                     VII ("STP VII")
                                                     Pierre Lamond ("PL")
                                                     Donald T. Valentine ("DTV")
                                                     Thomas F. Stephenson
                                                       ("TFS")
                                                     Gordon Russell ("GR")
                                                     Michael Moritz ("MM")
                                                     Douglas Leone ("DML")
                                                     J. Thomas McMurray ("TM")
                                                     Mark Stevens ("MS")


       SP(CF) is the General Partner of SCGF. PL, DTV, TFS, MM, and GR are General Partners of SP(CF) and STP III.

       SC VII-A is the General Partner of SC VII. TFS, MM, DML, TM and MS are General Partners of SC VII-A and STP VII.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SCGF,  SP(CF),  STP III:  California
                                            PL, DTV, TFS, GR: United States; MM:
                                            UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             Y2573F102


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

         Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

SEQUOIA CAPITAL GROWTH FUND                     SEQUOIA CAPITAL VII
By its General Partner,                         By SC VII-A Management LLC
Sequoia Partners (CF)
                                                --------------------------------
SEQUOIA TECHNOLOGY PARTNERS III                 Michael Moritz, Managing Member


--------------------------------                SEQUOIA TECHNOLOGY PARTNERS VII
Thomas Stephenson, General Partner

                                                --------------------------------
                                                Thomas F. Stephenson
--------------------------------
Pierre Lamond
                                                --------------------------------
                                                Michael Moritz
--------------------------------
Donald T. Valentine
                                                --------------------------------
                                                Douglas Leone
--------------------------------
Thomas F. Stephenson
                                                --------------------------------
                                                Mark Stevens
--------------------------------
Gordon Russell
                                                --------------------------------
                                                J. Thomas McMurray
--------------------------------
Michael Moritz

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 7, 1997

SEQUOIA CAPITAL GROWTH FUND                     SEQUOIA CAPITAL VII
By its General Partner,                         By SC VII-A Management LLC
Sequoia Partners (CF)
                                                --------------------------------
SEQUOIA TECHNOLOGY PARTNERS III                 Michael Moritz, Managing Member


--------------------------------                SEQUOIA TECHNOLOGY PARTNERS VII
Thomas Stephenson, General Partner

                                                --------------------------------
                                                Thomas F. Stephenson


--------------------------------                --------------------------------
Pierre Lamond                                   Michael Moritz


--------------------------------                --------------------------------
Donald T. Valentine                             Douglas Leone


--------------------------------                --------------------------------
Thomas F. Stephenson                            Mark Stevens


--------------------------------                --------------------------------
Gordon Russell                                  J. Thomas McMurray


--------------------------------
Michael Moritz